FUND ADMINISTRATION AGREEMENT


      AGREEMENT dated as of January 1, 2001, between FRANKLIN MUTUAL SERIES FUND INC., a Maryland corporation which is a registered open-end investment company, on behalf of its series, MUTUAL QUALIFIED FUND (the "Fund"), and Franklin Templeton Services, LLC ("Administrator").

      In consideration of the mutual promises herein made, the parties hereby agree as follows:

      (1) The Administrator agrees, during the life of this Agreement, to be responsible for:

           (a) providing office space, telephone, office equipment and supplies for the Fund;

           (b) paying compensation of the Fund's officers for services rendered as such;

           (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

           (d) supervising preparation of annual and semiannual reports to shareholders, notices of dividends, capital gains distribution and tax credits, and attending to routine correspondence and other communications with individual shareholders;

           (e) daily pricing of the Fund's investment portfolio and preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

           (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

           (g)  providing trading desk facilities for the Fund;

           (h) supervising compliance by the Fund with recordkeeping requirements under the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, with state regulatory requirements, maintenance of books and records for the Fund (other than those maintained by the custodian and transfer agent), preparing and filing of tax reports other than the Fund's income tax returns;

           (i) monitoring the qualifications of tax deferred retirement plans for the Fund; and

           (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

      (2) The Fund agrees, during the life of this Agreement, to pay to the Administrator as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

      (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of Directors of the Fund.

      (4) This Agreement may be terminated by the Fund at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.


FRANKLIN MUTUAL SERIES FUND INC. on behalf of
MUTUAL QUALIFIED FUND


By:  /s/David P. Goss
     ----------------
      David P. Goss
      Vice President


FRANKLIN TEMPLETON SERVICES, LLC


By:   /s/Leslie M. Kratter
      --------------------
      Leslie M. Kratter
      Senior Vice President